UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934.

Date of Report:
January 14, 2010

Maine & Maritimes Corporation
(Exact name of registrant as specified in its charter)

ME	333-103749	30-0155348
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

PO Box 789		04769
(Address of principal executive offices)		(Zip Code)

207 760 2499
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a meeting of the Maine & Maritimes Corporation (the “Company”) Board of Directors held on January 8, 2010, the Board of Directors approved a 2010 Executive Compensation Plan (the “Plan”), including specific targets and performance measures for the Company’s executive officers.  The Plan provides an opportunity for executives to earn additional short term compensation, to be paid 75% in cash and 25% in shares of the Company’s stock, if there is significant improvement in areas such as share price, Return on Equity, and net income during 2010.  The potential short term awards are outlined in the following table:

Name	Title	Threshold Award	Target Award	Maximum Award

Brent Boyles	CEO	$ 42,000	$ 84,000	$ 168,000
Mike Williams	CFO	$ 21,213	$ 42,425	$ 84,850
Patrick Cannon	GC	$ 19,888	$ 39,775	$ 79,550
Tim Brown	VP	$ 15,194	$ 30,388	$ 60,775
Randi Arthurs	Controller	$ 12,969	$ 25,938	$ 51,875
Mike Eaton	VP	$ 12,163	$ 24,325	$ 48,650

The Plan also provides an opportunity for executives to earn additional long term compensation, to be paid 100% in Company stock, based on the Company’s total shareholder return, which includes dividend yield and stock price performance, over the 3 year period from 2010 – 2012 compared to 13 peer companies which are also publicly traded electric utilities.   The potential long term awards are outlined in the following table:

Name	Title	Threshold Award	Target Award	Maximum Award

Brent Boyles	CEO	$ 84,000	$ 168,000	$ 336,000
Mike Williams	CFO	$ 42,425	$ 84,850	$ 169,700
Patrick Cannon	GC	$ 39,775	$ 79,550	$ 159,100
Tim Brown	VP	$ 30,388	$ 60,775	$ 121,550
Randi Arthurs	Controller	$ 25,938	$ 51,875	$ 103,750
Mike Eaton	VP	$ 24,325	$ 48,650	$ 97,300

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description of Exhibit
10.1	2010 Executive Compensation Plan
10.2	Form of Short Term Incentive Award Agreement
10.3	Form of Long Term Incentive Award Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 14, 2010
MAINE & MARITIMES CORPORATION
By: /s/ Brent M. Boyles
Brent M. Boyles
President and CEO